Exhibit 10.12

INTERNAL CORRESPONDENCE	LOCATION	Everus Construction Group
	DATE	July 11, 2024
	WRITER	Jeffrey S. Thiede
	SUBJECT	Offer VP, CLO & Corp Sec - Everus
CONFIDENTIAL
Paul R. Sanderson
As you know, MDUR is planning a spinoff of Everus to its shareholders (Spinoff) which, upon completion would result in Everus becoming an independent publicly traded company. I am excited to have you as part of its management and in anticipation of the Spinoff have outlined the following offer of employment.
Title: Vice President, Chief Legal Officer and Corporate Secretary, Everus Construction Group. This role is effective immediately prior to the Spinoff unless otherwise agreed upon with MDUR. Upon completion of the Spinoff, you will become a Section 16 officer of Everus.
Reporting Relationship: This position will report to me, the president and CEO of Everus and will be a member of the Everus leadership team.
Salary Grade and Base Salary: Effective as of the day prior to, and subject to the occurrence of, the Spinoff, your salary Grade will be “P” and your base salary will increase from $412,000 to $435,000.
Stock Ownership Guidelines: Once the Spinoff occurs, as a senior member of management, you will be required to comply with the executive stock ownership guidelines adopted by Everus. Our expectation is that you retain shares paid to you under the LTIP until the stock ownership requirement has been met.
Annual Incentive/Executive Incentive Compensation Plan (EICP): You will be eligible for prorated participation in the 2024 Everus EICP based on your promotion date through the end of the year. Effective as of the day prior to (unless otherwise agreed upon with MDUR), and subject to the occurrence of the Spinoff, your annual incentive target in accordance with the new compensation market study performed by Meridian, will increase from 60% of base salary to 70% of base salary. Your 2024 annual incentive will be prorated based on the number of days worked in each of your roles.
Long-Term Performance-Based Incentive Plan (LTIP):
On February 15, you were granted a restricted stock unit award of 21,248 shares of MDU Resources Group, Inc. common stock based on a value of a $412,000 LTIP target. These restricted stock units vest over a 3-year period ending December 31, 2026. Upon the Spinoff, the MDU shares will be converted to Everus restricted stock units based on a conversion rate of the pre-spin price of MDU Resources stock to the post-spin price of Everus stock.
If the Spinoff occurs in 2024, then for 2025 your annual LTIP target grant value of awards will increase from 100% of your base salary to 110% of your base salary. The 2025 LTIP awards are expected to be granted in February 2025, subject to your continued employment with Everus through the grant date. The type, terms and conditions of these awards are expected to be determined by the Everus Compensation Committee.

Non-Qualified Deferred Compensation Plan (DCP): The MDU Resources Group, Inc. board of directors approved the employer contribution to your account under this plan of $41,200 for 2024. Future contributions to the corresponding Everus Construction Group plan will be addressed by the Everus Compensation Committee.
Change in Control: Your participation in the MDU Resources Change of Control Severance Plan will cease upon the Spinoff.
Plan Modifications: It is important to note that this offer summarizes the current structure of various plans and that the structure of these plans may change and there may be new or removed programs into the future.
Anticipated Spinoff: As discussed, you are being hired in anticipation of the Spinoff and with the expectation that you will serve as the CLO & Corporate Secretary of Everus as an independent public company. It is currently expected that the Spinoff will be completed in late 2024, but the Spinoff remains subject to approval of the MDUR Board of Directors. If the Spinoff is temporarily delayed, it is expected that you will remain an employee of Everus until the Spinoff is completed. If the MDUR Board of Directors decides not to proceed with the Spinoff and, for that reason, your position is eliminated, then you will receive a one-time cash lump severance payment of $870,000 contingent on you signing and not revoking a separation agreement and general release of claims in the form provided to you by Everus.
The above information is for overview purposes, and the specific terms and conditions of each program is outlined in the appropriate plan documents and/or award agreements. This memo is not a contract of employment for any specified period. The employment relationship can be terminated by you or the company at any time, for any reason, with or without notice.
Paul, congratulations on your new and well-deserved role as Chief Legal Officer and Corporate Secretary of Everus Construction Group.

/s/ Jeffrey S. Thiede

Jeffrey S. Thiede
Please acknowledge your acceptance by signing and dating the document below:
Agreed to and accepted as described above:

/s/ Paul R. Sanderson	July 12, 2024

Paul R. Sanderson	Date
Cc: Human Resources – MDUR/Everus